Exhibit 99.2

CITIGROUP GLOBAL MARKETS INC. 388 GREENWICH STREET NEW YORK, NEW YORK 10013	BARCLAYS CAPITAL 745 SEVENTH AVENUE NEW YORK, NEW YORK 10019

June 23, 2011

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Attention: Donald R. Chappel, Senior Vice President and Chief Financial Officer

Ladies and Gentlemen:

You have advised Citigroup Global Markets Inc. (“CGMI”) and Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays Capital”), that The Williams Companies, Inc., a Delaware corporation (the “Acquiror”), intends to submit a bid to acquire, directly or indirectly, 100% of the capital stock of Southern Union Company (the “Company”) pursuant to the terms and conditions of that certain non-binding offer letter (the “Offer Letter”, a copy of which is attached hereto as Exhibit A (the “Acquisition”). It is our understanding that the Acquiror intends initially to finance the Acquisition and the repayment of certain existing indebtedness of the Company with senior unsecured credit facilities (the “Senior Credit Facilities”), which will allow you to complete the Acquisition and to pay fees and expenses associated therewith. For purposes of this letter, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated hereby.

In forming our below-expressed view about underwriting and syndicating the Senior Credit Facilities, pursuant to your request, we have reviewed certain information regarding the Acquiror and the Company that you have provided to us and certain publicly available information. We have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all the financial and other information reviewed by us for the purpose of this letter. With respect to financial forecasts and projections, we have assumed that such financial forecasts and projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Acquiror.

CGMI and Barclays Capital are pleased to inform you, based upon current market conditions and our present understanding of the Acquisition as at the date hereof, and subject to the terms and conditions of this letter and assuming that CGMI and Barclays Capital were to be appointed the joint bookrunners and joint lead arrangers of the Senior Credit Facilities, that Citi and Barclays Capital are highly confident of their ability jointly to underwrite and syndicate the Senior Credit Facilities. Actual underwriting of the Senior Credit Facilities would occur pursuant to separate written agreements acceptable to Citi and Barclays Capital in their sole discretion and would be subject to, among other things, (a) final agreement on the pricing, terms and conditions for the financing referred to above given the then prevailing market conditions; (b) the receipt of audited financial statements for December 31, 2010 and the most recently available quarterly financial statements for the Company, in all respects satisfactory to Citi and Barclays Capital; (c) satisfactory completion of Citi’s and Barclays Capital’s customary due diligence review; (d) the execution and delivery of customary final documentation for the Senior Credit Facilities, including, but not limited to, a commitment letter, a credit agreement and related documentation, each in form and substance satisfactory to Citi, Barclays Capital and their counsel; (e) receipt of any necessary governmental, contractual, regulatory, board of directors or security holders’ consents or approvals in connection with the Acquisition and the related financing; (f) the consummation of the Acquisition on terms and conditions and pursuant to documentation satisfactory to Citi and Barclays Capital and (g) the receipt of all required credit and other internal approvals and Citi and Barclays Capital acting in a leading capacity in the proposed financing.

It should be noted that Citi’s and Barclays Capital’s expression of their confidence in their ability to underwrite and syndicate the Senior Credit Facilities (and any subsequent written agreement to underwrite and syndicate the Senior Credit Facilities) is further contingent upon (i) there not having occurred any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of (A) the Acquiror or the Acquiror and its subsidiaries, taken as a whole or (B) the Company or the Company and its subsidiaries, taken as a whole, in each case since December 31, 2010; (ii) there not having occurred any circumstance, change or condition (including the continuation of any existing condition) in loan syndication, financial, banking or capital markets that, in Citi’s and Barclays Capital’s judgment, could make it inadvisable or impractical to proceed with the Acquisition or any portion of the financing thereof; and (iii) there not having occurred any material adverse change in the legal or regulatory environment of (A) the Acquiror or the Acquiror and its subsidiaries, taken as a whole or (B) the Company or the Company and its subsidiaries, taken as a whole, in each case since December 31, 2010.

This letter is not intended to be, and shall not constitute, a commitment or undertaking by Citi or Barclays Capital to provide or arrange or commit to provide or arrange any portion of the financing for the Acquisition, including financing under the Senior Credit Facilities. By accepting delivery of this letter, the Acquiror acknowledges that Citi and Barclays Capital may provide financing, equity capital, financial advisory and/or other services to parties whose interests may conflict with the Acquiror’s interests and agrees that this letter is for the Acquiror’s confidential use only and that neither its existence nor its terms may be disclosed by it to any person other than its officers, directors, employees, accountants, attorneys and other advisors, agents and representatives (the “Acquiror Representatives”), and then only on a confidential and “need to know” basis; provided, however, that the Acquiror may disclose this letter (i) on a confidential, “need to know” and non-reliance basis to the directors, officers, employees, accountants, attorneys and other professional advisors of the Company in connection with their consideration of the Acquisition; and (ii) in any filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding any other provision in this letter, Citi and Barclays Capital hereby confirm that the Acquiror and the Acquiror Representatives shall not be restricted from disclosing the U.S. tax treatment or U.S. tax structure of the transactions contemplated hereby. As you will appreciate, this letter is not intended to create any legal relationship between us or between Citi and Barclays Capital (and/or their respective affiliates) and any other person whatsoever and we do not assume a duty of care or any liability to any person in respect of the issuance of this letter.

Neither Citi nor Barclays Capital shall have any liability (whether in contract, tort or otherwise) to the Acquiror, the Company, the Company’s stockholders or any other person, including, without limitation, any of the Acquiror’s or the Company’s respective security holders or creditors, for or in connection with the delivery of this letter. In addition, neither Citi nor Barclays Capital shall be responsible under any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

This letter will be construed in accordance with the law of the State of New York.

We appreciate this opportunity to work with you on this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Michael J. Casey
	Name:	Michael J. Casey
	Title:	Director

BARCLAYS BANK PLC

By:	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

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